UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  1 November 1995

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)


            UTAH                 0-15512               87-0356708
       (State or other       (Commission File        (IRS Employer
       jurisdiction of           Number)             Identification
       incorporation)                                    Number)




              4444 South 700 East, Suite #204
              Salt Lake City, Utah                   84107-3075
         (Address of principal executive offices)    (Zip Code)



       Registrant's telephone number, including area code:  (801) 265-3300

  Former name or former address, if changed since last report:  Not applicable.


Item 5. Other Events --- Press Release - ALPNET Announces Record Third Quarter Results

1 November 1995 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest dedicated commercial provider of language translation and related services to businesses, today announced results for the quarter ended 30 September 1995. Total revenues for the quarter were $7.4 million with net income of $348,000 ($.015 per share) compared to revenues of $5.5 million with net income of $25,000 or $.001 per share for the third quarter of 1994. For the nine months ended 30 September 1995, total revenues were $19.8 million with net income of $368,000 or $.016 per share compared to revenues of $14.6 million with a net loss of $646,000 or $.036 per share for the nine months ended 30 September 1994.

Thomas F. Seal, ALPNET President and CEO, stated, "We are pleased to report our sixth consecutive quarter of revenue growth representing a 35% increase over the revenues reported for the third quarter of 1994. For the nine months ended 30 September 1995, revenues increased $5.2 million or 36% over the same period in 1994. The majority of this revenue growth is due to actual volume increases, especially in our large European markets, with less than 25% being attributable to the strength of foreign currencies in countries where the Company has operations -- as compared to the US dollar. Our revenue growth has occurred in the face of ongoing price competition in the market which continues to keep prices near historically low levels. In spite of this price competition, however, revenue growth has lead to increased profitability, as more businesses recognize the importance of ALPNET's linguistic quality and in-country translation in their foreign product offerings."

Mr. Seal also said, "The Company continues to see expansion in the need for translation services in nearly all of our markets and across industry lines. According to Ovum, a market research organization in London, the worldwide translation market is currently a US$1.6 billion dollar market, and is growing at 30% per year. The three largest worldwide providers of translation services account for only about US$100 million of this, so there is still room for significant revenue growth. While price competition in the marketplace is a factor in our ability to grow our business, ALPNET s philosophy has been to utilize our unique translation technology and in-country offices to provide the best quality, thereby maintaining our margins while providing competitive pricing. With the growth in revenues from existing clients, as well as new clients, we feel this philosophy has been a success, and will continue to be so in the future."

ALPNET is the largest exclusive supplier of worldwide translation services, with 29 wholly-owned offices in 13 countries throughout Europe, North America, and Asia. ALPNET supplies its clients with language translation, product localization, international project management, interpretation, language training, and multilingual desktop publishing services.






                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ALPNET, Inc.
                                  (Registrant)






Date:   1 November 1995    \s\ Thomas F. Seal
                           Thomas F. Seal
                           President and Chief Executive Officer




Date:   1 November 1995    \s\ D. Kerry Stubbs
                           D. Kerry Stubbs
                           Chief Financial Officer